Exhibit 10.11(l)
TWELFTH AMENDMENT
OF
U.S. BANK NON-QUALIFIED RETIREMENT PLAN
     The U.S. Bank Non-Qualified Retirement Plan (the “Plan”) is amended as provided below. This amendment is intended to clarify the Plan. The amendment below is not intended to make any changes that would cause a violation of section 409A of the Internal Revenue Code or its accompanying regulations. If a change in this amendment is determined to be a violation of section 409A, the amendment shall not be effective and shall be disregarded with respect to the rules governing benefits under the Plan.
1. TERMINATION AND SEPARATION FROM SERVICE. Effective January 1, 2009, to the extent there is ambiguity with respect to the payment of non-Grandfathered benefits under the Plan, if payment of the benefits is subject to section 409A and is triggered upon a participant’s termination of employment then the term “termination” and phrase “termination of employment” shall be interpreted as being contingent upon a participant’s separation from service as defined under the Plan.
2. NEW CASH BALANCE PLAN. Effective January 1, 2010, contingent upon receipt of a favorable determination letter from the Internal Revenue Service, the Employer adopted Appendix I to the U.S. Bank Pension Plan and that Appendix I contains a cash balance plan formula as an alternative to the accrual of benefits under the final average pay formula contained in the U.S. Bank Pension Plan. In general, participants in the U.S. Bank Pension Plan were given an opportunity to elect whether (i) to accrue future benefits under the new cash balance formula, or (ii) to continue to accrue benefits under the final average pay formula. With respect to a participant who elected or became covered under the new cash balance formula, the participant’s benefits under Article IV of the Plan (the U.S. Bank Non-Qualified Retirement Plan) that accrue on and after that date the participant became covered under the new cash balance formula shall be determined as an excess benefit using the new cash balance benefit formula. With respect to a participant who elected or became covered under the new cash balance formula, the participant’s Projected Pension Plan Benefit under Appendices A of this Plan that accrues on and after that date the participant became covered under the new cash balance formula shall be determined using the new cash balance benefit formula (past accruals are determined under the formula in effect at the time accrued). The projected interest credits for such a participant’s benefits under Appendices A that accrue on and after January 1, 2010 shall be determined by using an annual interest rate that is 3 percentage points greater than the rate at which Projected Compensation is deemed to increase. Projected annual pay credits for such a participant shall be made based on Projected Compensation under the terms of the new cash balance formula as they exist on the date as of which the Projected Pension Plan Benefit is determined.
3. DOMESTIC RELATIONS ORDER. The Benefits Administration Committee has determined that the Plan should be amended to permit division of vested benefits under the Plan for the Participant named in Appendix B-11 under a court-approved domestic relations order that is also approved by the plan administrator. Therefore, by this amendment, effective as of January 1, 2010, the Plan is amended to permit division of vested benefits under the Plan for the Participant named in Appendix B-11 under a court-approved domestic relations order that is also approved by the plan administrator.
4. SAVINGS CLAUSE. Save and except as expressly amended above, the Plan shall continue in full force and effect.